UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2004

Federal National Mortgage Association
(Exact name of registrant as specified in its charter)

Fannie Mae

Federally chartered corporation	0-50231	52-0883107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3900 Wisconsin Avenue, NW	20016
Washington, DC	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: 202-752-7000

(Former Name or Former Address, if Changed Since Last Report): ________________

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     In May 2004, Fannie Mae (formally, the Federal National Mortgage Association) entered into employment agreements with Franklin D. Raines, the company’s Chairman and Chief Executive Officer, Daniel H. Mudd, the company’s Vice Chairman and Chief Operating Officer and J. Timothy Howard, the company’s Vice Chairman and Chief Financial Officer. Pursuant to Section 309(d) of the Federal National Mortgage Association Charter Act, as amended by the Federal Housing Enterprises Financial Safety and Soundness Act of 1992, provisions of the agreements relating to benefits upon termination of employment are subject to review and approval by the Director of the Office of Federal Housing Enterprise Oversight (“OFHEO”). In response to comments we received from OFHEO, the agreements were amended on June 30, 2004. The amended agreements were filed with our quarterly report on Form 10-Q for the quarter ended June 30, 2004.

     After the agreements were amended, we received additional comments from OFHEO. As a result, we entered into additional amendments to our employment agreements with Messrs. Raines, Mudd and Howard. These amendments were entered into on September 17, 2004, September 18, 2004 and September 20, 2004, respectively. Copies of these amendments, which were provided to OFHEO for further review and approval, are filed as exhibits to this report. Provisions of the employment agreements as amended that relate to benefits upon termination of employment will not be effective until they have been reviewed and approved by the Director of OFHEO. If the Director’s approval of the benefits upon termination is given by January 1, 2005, the employment agreements will take effect as of July 1, 2004.

     Each amendment modifies the conditions under which Fannie Mae may terminate the executive’s employment for “cause.” Under the amendments, “cause” means the executive has (A) materially harmed Fannie Mae by, in connection with his service under his employment agreement, engaging in dishonest or fraudulent actions or willful misconduct, or performing his duties in a grossly negligent manner, or (B) been convicted of, or pleaded nolo contendere with respect to, a felony. The company may terminate an executive for cause at any time following the occurrence of an event described in (B). In order to terminate an executive for cause under (A), the company must provide (i) reasonable notice to the executive setting forth its intention to terminate for cause, (ii) where remedial action is feasible, a reasonable opportunity for such action, (iii) an opportunity for the executive, together with his counsel, to be heard before the company’s board of directors and (iv) the executive with a notice of termination stating that the executive was guilty of the conduct described in (A) and specifying the conduct in detail. No action or failure to act will be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that his action or omission was in the best interests of the company. Each amendment also provides that, upon a termination for “cause,” the executive shall be entitled only to accrued “Base Salary,” as defined in the applicable employment agreement, and any benefits or awards vested at the time of termination.

     Mr. Raines’ amendment agreement also addresses the effect under Mr. Raines’ employment agreement of proposed regulatory changes that, if adopted as proposed, would require the company to separate the positions of chairman and chief executive officer effective January 1, 2007. If such changes are adopted and require that the company’s chief executive officer not serve as chairman effective on or after January 1, 2007, then eliminating Mr. Raines’ dual role in order to comply with such requirement would not constitute a breach of Mr. Raines’ employment agreement or “good reason” for Mr. Raines to terminate employment under the agreement. Under the amendment agreement, if the positions of chairman and chief executive officer are required to be separated on or after January 1, 2007, Mr. Raines shall be entitled to choose which position to relinquish, and the compensation committee of the company’s board of directors would determine his subsequent compensation under his employment agreement commensurate with his continuing position.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits. The exhibit index filed herewith is incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FEDERAL NATIONAL MORTGAGE ASSOCIATION

By	/s/ Ann M. Kappler Ann M. Kappler Senior Vice President and General Counsel

Date: September 23, 2004

EXHIBIT INDEX

The following exhibits are submitted herewith.

Exhibit Number	Description of Exhibit

10.1	Letter Agreement between Fannie Mae and Franklin D. Raines, dated September 17, 2004.*

10.2	Letter Agreement between Fannie Mae and Daniel H. Mudd, dated September 18, 2004.*

10.3	Letter Agreement between Fannie Mae and J. Timothy Howard, dated September 20, 2004.*

*	This exhibit is a management contract or compensatory plan or arrangement.